EXHIBIT 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

April 20, 2012

Acacia Research Corporation

500 Newport Center Drive

Newport Beach, California 92660

Re: Acacia Research Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Acacia Research Corporation, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,122,449 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value (the “Common Stock”), issued pursuant to certain Purchase Agreements, each dated as of February 15, 2012, by and between the Company and the selling stockholders named in the Registration Statement (the “Selling Stockholders”). The Shares may be offered for resale from time to time by and for the accounts of the Selling Stockholders.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth